Exhibit 3.2

EQUIFAX DO BRASIL S.A.

CNPJ n.º 02.577.445/0001-64

NIRE 35.300.598.041

Estatuto Social da Equifax Do Brasil S.A.

CAPÍTULO I

NOME, SEDE, OBJETO E DURAÇÃO

Artigo 1. EQUIFAX DO BRASIL S.A. (“Companhia”) é uma sociedade por ações de capital fechado, regida pelo presente estatuto social, pela Lei nº 6.404/1976, conforme alterada (“Lei das S.A.”), e demais disposições legais aplicáveis.

Artigo 2. A Companhia tem sede e foro jurídico na Cidade de São Paulo, Estado de São Paulo, na Avenida Paulista, nº 1636, 3º andar, conjunto 309, sala 1, Bela Vista, CEP 01310-200.

Parágrafo único. A Companhia poderá abrir e fechar filiais e escritórios no Brasil ou no exterior por decisão da diretoria.

Artigo 3. A Companhia tem por objeto social:

(i) Análises, exames, pesquisas, compilação, coleta de dados e fornecimento de informações de qualquer natureza, bem como a prestação de serviços de análise e proteção ao crédito, com utilização de ferramentas e aplicativos de apoio à gestão de carteira de clientes, à decisão e gestão de crédito, cobrança e risco;

(ii) Análise, desenvolvimento, customização e comercialização de ferramentas e aplicativos de apoio a gestão de carteiras de clientes, à gestão de crédito e risco;

(iii) Licenciamento ou cessão de direito de uso de ferramentas, aplicativos e desenvolvimentos de softwares de gestão de crédito e risco;

(iv) Prestação de serviços de suporte e manutenção de ferramentas, aplicativos e desenvolvimentos de softwares de gestão de crédito e risco;

(v) Consultoria para desenvolvimento de soluções de decisão, crédito, risco e gestão de crédito; e

(vi) Participação em outras sociedades, como sócia ou acionista.

EQUIFAX DO BRASIL S.A.

CNPJ No. 02.577.445/0001-64

NIRE 35.300.598.041

By-Laws of Equifax Do Brasil S.A.

CHAPTER I

NAME, HEAD OFFICES, PURPOSE AND DURATION

Article 1. EQUIFAX DO BRASIL S.A. (“Company”) is a privately held corporation (sociedade anônima de capital fechado) governed by the present bylaws and by Law No. 6,404/1976, as amended (“Corporations Law”), and other applicable legal provisions.

Article 2. The Company shall have its head offices and jurisdiction in the city and State of São Paulo, at Avenida Paulista, 1636, 3rd floor, suite 309, room 1, Bela Vista, ZIP 01310-200.

Sole Paragraph. The Company may open and close branches and offices in Brazil or abroad by decision of its board of officers.

Article 3. The Company’s corporate purposes shall be:

(i) Analysis, exams, research, compilation, gathering data to supply information of any nature; as well as rendering of services of analysis and protection of credit, with the utilization of tools and applications for the support and management of the customers’ portfolio, decision and management of credit, collection and risk;

(ii) Analysis, development, customization and commercialization of tools and applications to support the management of customers’ portfolio, credit and risk;

(iii) License or assignments of rights of utilization of tools, applications and development of softwares of management of credit and risk;

(iv) Rendering of services of support and maintenance of tools, applications and development of softwares of management of credit and risk;

(v) Consulting for the development of solutions of decision, credit, risk and management of credit; and

(vi) Participation in other companies, as partner or shareholder.

Artigo 4. O prazo de duração da Companhia deverá terminar em 31 de dezembro de 2100.

CAPÍTULO II

CAPITAL SOCIAL

Artigo 5. O capital social da Companhia, total subscrito e integralizado em moeda corrente nacional, é de R$ 26.441.364,00 (vinte e seis milhões, quatrocentos e quarenta e um mil, trezentos e sessenta e quatro reais), dividido em (a) 8.686.655 (oito milhões, seiscentas e oitenta e seis mil, seiscentas e cinquenta e cinco) ações ordinárias, todas nominativas e sem valor nominal, e (b) 1.313.345 (um milhão, trezentas e treze mil, trezentas e quarenta e cinco) ações preferenciais, todas nominativas e sem valor nominal.

Parágrafo 1. Cada ação ordinária garante 1 (um) voto nas deliberações das Assembleias Gerais.

Parágrafo 2. As ações preferenciais terão as seguintes características:

(i) ausência de direito de voto;

(ii) prioridade no reembolso do capital, sem prêmio;

(iii) prioridade na distribuição de um dividendo fixo no montante de R$ 4,56 (quatro reais e cinquenta e seis centavos) por ação preferencial por ano, sem participação nos lucros remanescentes (“Dividendo Fixo”), sendo certo que qualquer Dividendo Fixo não pago será adicionado ao Preço de Resgate estabelecido no item (iv) abaixo;

(iv) obrigatoriamente resgatáveis em 29 de julho de 2032, por um preço fixo de R$ 24,49 (vinte e quatro reais e quarenta e nove centavos) por ação preferencial, acrescido de qualquer Dividendo Fixo não pago, nos termos do item (iii) acima (“Preço de Resgate”); e

(v) resgatáveis, por deliberação da Assembleia Geral, caso a Companhia deixe de pagar o Dividendo Fixo em pelo menos 1 (um) dos 2 (dois) últimos exercícios sociais consecutivos, por um preço fixo correspondente ao Preço de Resgate, observado que as ações preferenciais não votarão em tal deliberação.

Parágrafo 3. As ações preferenciais poderão adquirir o direito de voto caso a Companhia deixe de pagar o Dividendo Fixo durante, pelo menos, 3 (três) exercícios sociais consecutivos.

Artigo 6. A propriedade das ações será evidenciada pelo registro do nome do acionista no Livro de Registo de Ações da Companhia. As ações são indivisíveis em relação à Companhia.

Article 4. The term of the Company shall terminate on December 31, 2100.

CHAPTER II

CORPORATE CAPITAL

Article 5. The Company’s corporate capital, fully subscribed and paid in in Brazilian currency, is twenty-six million, four hundred forty-one thousand, three hundred and sixty-four reais (R$ 26,441,364,00), divided into 8,686,655 (eight million six hundred eighty-six thousand six hundred fifty-five) common shares, all nominative and with no par value, and (b) 1,313,345 (one million three hundred thirteen thousand three hundred forty-five) preferred shares, all nominative and with no par value.

Paragraph 1. Each common share grants one (1) vote in the resolutions of the Shareholders’ Meetings.

Paragraph 2. The preferred shares shall have the following characteristics:

(i) no voting rights;

(ii) priority in the repayment of capital, without premium;

(iii) priority in the distribution of a fixed dividend in the amount of R$ 4.56 (four reais and fifty-six centavos) per preferred share per year, without participation in the remaining profits, provided that the amount of any unpaid dividend shall be added to the Redemption Price set forth in item (iv) below;

(iv) mandatorily redeemable on July 29, 2032 (“Redemption Date”), at a fixed price of R$ 24.49 (twenty-four reais and forty-nine centavos) per preferred share increased by the amount of any unpaid fixed dividend as per item (iii) above (“Redemption Price”); and

(v) redeemable, by deliberation of the Shareholders’ Meeting after the Company has not paid the fixed dividend in at least 1 (one) of the preceding 2 (two) consecutive fiscal years, at a fixed price equal to the Redemption Price, provided that the preferred shares shall not vote at such deliberation.

Paragraph 3. As set forth in the Corporations Law, the preferred shares shall acquire voting rights if the Company fails to pay the Fixed Dividend to which such preferred shares are entitled, provided that for at least three (3) consecutive fiscal years.

Article 6. The ownership of the shares shall be evidenced by the record of the shareholder’s name in the Company’s share registry book. The Company’s shares are indivisible in relation to the Company.

Artigo 7. Os acionistas terão direito de preferência para subscrever novas ações de emissão da Companhia proporcionalmente ao número de ações que possuírem, nos termos do disposto no artigo 171 da Lei das S.A.

CAPÍTULO III

ASSEMBLEIAS GERAIS

Artigo 8. A assembleia geral dos acionistas (“Assembleia Geral”) será convocada e realizada de acordo com as disposições deste estatuto social, da Lei das S.A. e demais disposições legais aplicáveis. A Assembleia Geral ordinária realizar-se-á nos primeiros 4 (quatro) meses após o final de cada exercício social, para deliberação, votação e aprovação dos assuntos previstos no artigo 132 da Lei das S.A. A Assembleia Geral extraordinária poderá ser realizada sempre que necessário.

Parágrafo 1. As Assembleias Gerais poderão ser realizadas por qualquer meio admitido pela lei aplicável.

Parágrafo 2. As Assembleias Gerais serão presididas pelo presidente do Conselho de Administração e, na sua ausência, por uma das pessoas presentes nomeada pelos acionistas presentes. Ao presidente caberá a escolha do secretário da Assembleia Geral.

Parágrafo 3. Das Assembleias Gerais serão lavradas atas que poderão ser validamente assinadas por qualquer meio eletrônico que permita a identificação dos signatários.

Parágrafo 4. Os acionistas poderão ser representados nas Assembleias Gerais da Companhia por procurador constituído com poderes para tanto, observado o disposto no artigo 126, § 1º da Lei das S.A.

CAPÍTULO IV

ADMINISTRAÇÃO

Artigo 9. A Companhia será administrada por um conselho de administraçăo (“Conselho de Administraçăo”) e por uma diretoria, órgãos que terão a composição e competência estabelecidas nas disposições legais aplicáveis e no presente estatuto social.

Article 7. The shareholders shall have preemptive rights to subscribe for new shares issued by the Company proportionally to the number of shares they own, pursuant to the provisions of article 171 of the Corporations Law.

CHAPTER III

SHAREHOLDERS’ MEETINGS

Article 8. The shareholders’ meeting (“Shareholders’ Meeting”) shall be called and held in accordance with the provisions of these bylaws, the Corporations Law and other applicable legal provisions. The annual Shareholders’ Meeting shall be held within the first four (4) months following the end of each fiscal year, for discussion, voting and approval of the matters provided for in article 132 of the Corporations Law. The extraordinary Shareholders’ Meeting may be held whenever necessary.

Paragraph 1. The Shareholders’ Meetings may be held by any means permitted by the applicable law.

Paragraph 2. The Shareholders’ Meetings shall be chaired by the president of the Board of Directors and in his absence by one of the persons present appointed by the shareholders. The president shall select the secretary of the Shareholders’ Meeting.

Paragraph 3. The minutes of the Shareholders’ Meetings may be validly signed by any electronic means that permit the identification of the signatories.

Paragraph 4. Shareholders may be represented at the Shareholders’ Meetings by an attorney-in-fact empowered in accordance with the provisions of article 126, paragraph 1, of the Corporations Law.

CHAPTER IV

MANAGEMENT

Article 9. The Company shall be managed by a board of directors (“Board of Directors”) and a board of officers, whose composition and authority shall be set by the applicable legal provisions and these bylaws.

Paragraph 1. The directors and officers shall take office by signing the respective term of incumbency in the appropriate corporate book of the Company.

Parágrafo 1. Os conselheiros e os diretores tomarão posse mediante assinatura do respectivo termo de posse no respectivo livro da Companhia.

Parágrafo 2. Os conselheiros e os diretores permanecerão em seus cargos até que os seus respectivos substitutos tomem posse.

Artigo 10. O Conselho de Administração será composto de, no mínimo, 3 (três) membros, e, no máximo, 5 (cinco) membros, com mandato de 3 (três) anos, permitida a reeleição.

Artigo 11. O Conselho de Administração terá um presidente, que será eleito pelos acionistas. O presidente não terá voto de qualidade.

Artigo 12. No caso de renúncia, impedimento definitivo ou vacância de membro do Conselho de Administração, a Companhia deverá, no prazo de 10 (dez) dias contados da verificação ou ciência da renúncia, impedimento definitivo ou vacância, convocar Assembleia Geral para a eleição do substituto, que deverá completar o restante do mandato.

Artigo 13. O Conselho de Administração se reunirá trimestralmente ou sempre que necessário. As reuniões serão convocadas por seu presidente ou por 2 (dois) conselheiros, com antecedência mínima de 5 (cinco) dias da data da reunião, indicando a pauta, data, local e horário da reunião. Independentemente do atendimento das formalidades de convocação previstas em lei ou no presente estatuto social, será considerada regular a reunião do Conselho de Administração a que comparecer a totalidade dos seus membros.

Artigo 14. As reuniões do Conselho de Administração serão conduzidas em inglês e as respectivas atas das reuniões lavradas em inglês e português no livro de atas de reuniões do Conselho de Administração. Quando necessário, uma certidão em português da ata lavrada no livro será registrada na Junta Comercial competente.

Artigo 15. Uma reunião será instalada, em primeira chamada, com a presença da maioria dos conselheiros. Caso esse quórum não seja atingido na primeira convocação, a reunião será adiada. Em segunda convocação, a reunião será instalada com a presença de qualquer número de conselheiros.

Paragraph 2. The directors and officers shall remain in office until his or her substitute takes office.

Article 10. The Board of Directors shall be composed of at least three (3), and a maximum of five (5) members, with a term of office of three (3) years, reelection being permitted.

Article 11. The Board of Directors shall have a president, who shall be nominated by the shareholders. The president shall not have a casting vote.

Article 12. In case of resignation, permanent impediment or vacancy of a member of the Board of Directors, the Company shall, within ten (10) days counted as from the verification or knowledge of the resignation, permanent impediment or vacancy, call a General Meeting to elect a replacement for the vacant position, which must complete the remainder of the term of office.

Article 13. The Board of Directors shall meet quarterly or whenever necessary. The meetings shall be called by its president or by two (2) directors, at least 5 (five) days in advance of the date of the meeting, indicating the agenda, date, place, and time of the meeting. Regardless of compliance with notice formalities set forth in the law or in these by-laws, the board meeting at which all board members attend shall be considered regular.

Article 14. The meetings of the Board of Directors shall be conducted in English and the relevant minutes of the meetings drawn up in English and Portuguese in the appropriate Book of minutes of the meetings of the Board of Directors. When necessary, a Portuguese certificate of the minutes draw up in the book will be registered with the relevant Commercial Registry.

Article 15. A meeting shall be installed, on first call, with the attendance of majority of the directors. Should such quorum be not reached on the first call, the meeting shall be adjourned. On the second call, the meeting will be installed with the attendance of any number of directors.

Article 16. The directors may participate in the meetings of the Board of Directors by conference call, videoconference or by any other

Artigo 16. Os conselheiros poderão participar das reuniões do Conselho de Administração por meio de conferência telefônica, videoconferência ou por qualquer outro meio de comunicação eletrônico que permita a perfeita identificação do participante e, nesses casos, tais conselheiros serão considerados presentes à reunião e, no caso de não assinarem a ata eletronicamente, deverão confirmar seu voto por escrito, por correio eletrônico (e-mail) enviado ao secretário da reunião até o final do dia útil seguinte ao da reunião.

Parágrafo 1. Em suas ausências ou impedimentos temporários, os conselheiros poderão se fazer representar na reunião por outro membro do Conselho de Administração, designado por meio de autorização específica contendo instrução de voto do conselheiro ausente ou impedido, valendo tal representação para fins de verificação de quórum de instalação e deliberação.

Parágrafo 2. Os conselheiros poderão enviar antecipadamente o seu voto, que valerá para fins de verificação de quórum de instalação e deliberação, desde que enviado à Companhia, em atenção ao presidente da respectiva reunião, por escrito, até o início da reunião.

Parágrafo 3. As reuniões do Conselho de Administração serão presididas pelo seu presidente e, na sua ausência, por conselheiro escolhido por maioria de votos dos demais conselheiros presentes à reunião, cabendo ao presidente indicar o secretário.

Parágrafo 4. O Conselho de Administração poderá convidar outros participantes para as suas reuniões, com a finalidade de prestarem esclarecimentos.

Artigo 17. Cada conselheiro terá direito a 1 (um) voto nas deliberações das reuniões do Conselho de Administração e todas as deliberações serão tomadas pela maioria dos conselheiros presentes à reunião.

Artigo 18. Além das demais matérias previstas neste estatuto social ou na lei, o Conselho de Administração será competente para deliberar sobre as seguintes matérias:

(i) nomeação e destituição dos diretores;

(ii) aquisição, alienação ou oneração pela Companhia de quaisquer bens do ativo cujo valor individual ou total, considerando-se uma série de operações relacionadas, exceda R$ 1.000.000,00 (um milhão de reais);

(iii) aquisição, alienação ou oneração de participação em outra sociedade;

electronic means of communication that allows perfect identification of the participant and, in such cases, such directors shall be considered present at the meeting and, if they do not sign the relevant minutes electronically, they shall confirm their vote in writing, by e-mail sent to the secretary of the meeting by the end of the business day following the day of the meeting.

Paragraph 1. In case of absence or temporary impediment, the directors may be represented at the meeting by another director, designated by means of specific authorization containing voting instruction of the absent or impeded director, being such representation valid for the purpose of verifying the quorum of installation and deliberation.

Paragraph 2. Directors may send their vote in advance, which shall be valid for the purpose of verifying the quorum for installation and deliberation, provided that such vote is sent to the Company, to the attention of the president of the relevant meeting, in writing, until the beginning of the meeting.

Paragraph 3. The meetings of the Board of Directors shall be chaired by its president and, in his/her absence, by a director chosen by majority vote of the other directors present at the meeting, it being incumbent upon the president the appointment of the secretary of the meeting.

Paragraph 4. The Board of Directors may invite other participants to its meetings, with the purpose of providing clarifications.

Article 17. Each director shall have one (1) vote in the resolutions of the Board of Directors and all resolutions shall be resolved by majority of the directors attending to the meeting.

Article 18. In addition to the other matters set forth in these by-laws or in the law, the Board of Directors shall resolve on the following matters:

(i) the appointment and removal of officers;

(ii) the acquisition, disposition or encumbrance by the Company of any assets whose individual or aggregate value, considering a series of related transactions, exceeds R$ 1,000,000.00 (one million reais);

(iii) the acquisition, disposition or encumbrance of any equity participation in any other company;

(iv) the dissolution or liquidation of any company in which the Company holds equity participation;

(iv) dissolução ou liquidação de sociedade na qual a Companhia detenha participação acionária;

(v) celebração pela Companhia de contrato de mútuo ou financiamento, tanto como credora como devedora, inclusive a obtenção de empréstimo bancário ou financiamento, cujo valor individual ou total, considerando-se uma série de operações relacionadas, exceda R$ 1.000.000,00 (um milhăo de reais) reais;

(vi) celebração pela Companhia de qualquer contrato ou outra operação com qualquer parte relacionada da Companhia;

(vii) outorga de garantias, reais ou fidejussórias, s no interesse exclusivo de terceiros; e

(viii) nomeação e destituição de auditores independentes.

Artigo 19. A Companhia será administrada por uma diretoria composta por 1 (um) ou mais diretores, residentes ou não no Brasil, eleitos pelo Conselho de Administração, para um mandato de 3 (três) anos, permitida a reeleição.

Artigo 20. Observadas as deliberações da Assembleia Geral e do Conselho de Administração e este estatuto social, cada um dos diretores terá poderes para administrar a Companhia, sendo vedado aos diretores envolver a Companhia em qualquer atividade estranha ao seu objeto social.

Artigo 21. A Companhia será representada por (i) qualquer diretor, agindo individualmente ou em conjunto; (ii) 1 (um) procurador agindo em conjunto com 1 (um) diretor; ou (iii) 2 (dois) procuradores agindo em conjunto.

Parágrafo único. As procurações outorgadas pela Companhia deverão especificar os poderes concedidos, e, com exceção das procurações para representação em processos judiciais, administrativos ou arbitrais, terão prazo de validade máximo igual a 1 (um) ano.

CAPÍTULO V

CONSELHO FISCAL

Artigo 22. O conselho fiscal funcionará de forma não permanente, com os poderes e deveres que lhe são conferidos pela lei. A instalação e funcionamento do conselho fiscal deverá observar as disposições da Lei das S.A.

(v) the execution by the Company of loan or financing agreements, either as creditor or debtor, including obtaining bank loans or financing, whose individual or aggregate value, considering a series of related transactions, exceeds R$ 1,000,000.00 (one million reais) reais;

(vi) the execution by the Company of any agreement or the entering by the Company in any other transaction with any related party of the Company;

(vii) the granting of guarantees, security interest or personal guarantee, for the exclusive benefit of third parties; and

(viii) the appointment and removal of independent auditors.

Article 19. The Company shall be managed by a board of officers comprised of 1 (one) or more officers, whether resident in Brazil, elected by the Board of Directors, for a term of office of three (3) years, reelection being permitted.

Article 20. Subject to the deliberations of the Shareholders’ Meeting and of the Board of Directors and these bylaws, each officer shall have all necessary powers to manage the Company, provided that no officer may engage the Company in any activity outside the corporate purposes.

Article 21. The Company shall be represented by (i) any officer/, acting jointly or severally; (ii) 1 (one) attorney-in-fact acting together with any officer; or (iii) 2 (two) attorn/eys-in-fact acting together.

Sole Paragraph. The powers-of-attorney granted by the Company must specify the powers granted, and, except for powers-of-attorney for the representation in ju/dicial, administrative or arbitration proceedings, shall have a maximum validity period equal to 1 (one) year.

CHAPTER V

AUDIT COMMITTEE

Article 22. The audit committee shall operate on a nonpermanent basis, with the powers and duties conferred by law. The installation and functioning of the audit committee shall observe the provisions of the Corporations Law.

CAPÍTULO VI

EXERCÍCIO SOCIAL E DISTRIBUIÇÃO DOS LUCROS

Artigo 23. O exercício social tem início em 1º de janeiro e termina em 31 de dezembro de cada ano. No final de cada exercício social, a diretoria elaborará as demonstrações financeiras da Companhia, em conformidade com as normas aplicáveis.

Artigo 24. Juntamente com as demonstrações financeiras, a administração submeterá à Assembleia Geral Ordinária uma proposta de destinação do lucro líquido do exercício social encerrado, incluindo uma proposta de montante a ser pago como dividendos. Caso a proposta não seja aprovada pelos acionistas na Assembleia Geral ordinária, 25% (vinte e cinco por cento) do lucro líquido do exercício será destinado ao pagamento de dividendos obrigatórios, sujeito aos ajustes previstos na Lei das S.A., e 5% (cinco por cento) do lucro líquido do exercício será destinado à constituição da reserva legal, até que se atinja o limite de 20% (vinte por cento) do capital social da Companhia.

Parágrafo 1. A parcela remanescente dos lucros líquidos será distribuída conforme deliberado pela Assembleia Geral.

Parágrafo 2. Os dividendos previstos neste artigo 24 não serão obrigatórios nos exercícios em que sua distribuição seja incompatível com a situação financeira da Companhia, conforme informado pela diretoria à Assembleia Geral Ordinária.

Parágrafo 3. Os lucros não distribuídos nos termos do parágrafo 2 acima serão registados como fundo de reserva especial e, se não forem absorvidos por perdas nos exercícios sociais subsequentes, serão pagos como dividendos assim que a situação financeira da Companhia permitir.

Artigo 25. Conforme proposta da diretoria, aprovada pelo Conselho de Administração, a Companhia poderá pagar ou creditar juros sobre o capital próprio aos acionistas, nos termos da legislação aplicável. Os montantes eventualmente pagos a título de juros sobre capital próprio poderão ser imputados ao montante dos dividendos obrigatórios previsto neste estatuto social.

Artigo 26. A Companhia poderá levantar balanços semestrais ou balanços em períodos inferiores, e poderá declarar, por deliberação do

CHAPTER VI

FISCAL YEAR; DISTRIBUTION OF PROFITS

Article 23. The fiscal year shall commence on January 1 and end on December 31 of each calendar year. At the end of each fiscal year, the board of officers shall cause the financial statements of the Company to be prepared, in compliance with the applicable legal rules.

Article 24. Jointly with the financial statements, the administration shall submit to the annual Shareholders’ Meeting a proposal for allocation of the fiscal year’s net profits, including a proposal of an amount to be paid as dividends. In the event the proposal is not approved by the shareholders at the annual Shareholders’ Meeting, the portion necessary for payment of mandatory dividends shall be 25% (twenty-five percent) of the net profits of the fiscal year, subject to the adjustments set forth by the Corporations Law and the 5% (five percent) allocation to the legal reserve fund, until it reaches 20% (twenty percent) of the share capital.

Paragraph 1. The remaining portion of the adjusted net profits shall be allocated as determined by the Annual Shareholders’ Meeting.

Paragraph 2. The dividends foreseen in this Article 24 shall not be mandatory in the fiscal years in which the board of officers informs the annual Shareholders’ Meeting that they are incompatible with the Company’s financial situation.

Paragraph 3. The profits not distributed pursuant to paragraph 2 shall be recorded as a special reserve fund and if they are not absorbed by losses in the subsequent fiscal years, they shall be paid as dividends as soon as the Company’s financial situation so allows.

Article 25. Upon proposal of the board of officers, approved by the Board of Directors, the Company may pay or credit interest on capital to the shareholders, with due regard to the applicable legislation. Any amounts so paid may be imputed to the amount of the mandatory dividend foreseen in these bylaws.

Article 26. The Company may prepare half-yearly balance sheets or balance sheets for shorter periods, and it may declare, upon deliberation of the Board of Directors, the distribution of dividends, or interest on net equity, attributed to the amount of mandatory dividends,

Conselho de Administração, a distribuição de dividendos, ou juros sobre o capital próprio, atribuídos aos dividendos obrigatórios, se for o caso, desde que o total dos dividendos pagos em cada semestre do exercício social não exceda o montante das reservas de capital, ou o pagamento de dividendos ou juros sobre o capital próprio intermediários, a serem registados na conta de lucros acumulados ou na conta de reserva de lucros existente no último balanço anual ou semestral, a serem incluídos no montante dos dividendos obrigatórios, eventualmente existentes.

Artigo 27. A Assembleia Geral poderá deliberar sobre a capitalização de lucros ou reservas de capital, incluindo as criadas em balanços intermediários, nos termos da legislação aplicável, bem como sobre a criação de outras reservas estatutárias, incluindo uma reserva para o resgate das ações preferenciais emitidas pela Sociedade.

CAPÍTULO VII

LIQUIDAÇÃO DA COMPANHIA

Artigo 28. A Companhia entrará em liquidação nos casos previstos em lei, cabendo à Assembleia Geral eleger o liquidante e os membros do conselho fiscal que atuarão na liquidação, observadas as formalidades legais aplicáveis.

CAPÍTULO VIII

ACORDOS DE ACIONISTAS

Artigo 29. A Companhia observará fielmente as disposições de acordo de acionistas arquivado em sua sede, sendo nulos e ineficazes em relação à Companhia quaisquer deliberações da assembleia geral ou da administração da Companhia que contrariarem o disposto em acordo de acionistas arquivado em sua sede.

Parágrafo 1. O presidente da assembleia geral e o presidente da reunião do Conselho de Administração não computarão qualquer voto proferido com infração a acordo de acionistas arquivado na sede da Companhia.

Parágrafo 2. A Companhia não registrará nos livros sociais, sendo nula e ineficaz em relação à Companhia, aos acionistas e terceiros, a transferência ou oneração de quaisquer ações em violação a acordo de acionistas arquivado na sede da Companhia.

if any, provided that the total dividends paid in each six-month period of the fiscal year does not exceed the amount of the capital reserves, or the payment of interim dividends or interest on net equity, to be recorded under the accrued profits account or under the profits reserve account existing in the latest yearly or half-yearly balance sheet, to be included in the amount of mandatory dividends, if any.

Article 27. The Shareholders’ Meeting may deliberate on the capitalization of profits or capital reserves, including those created in interim balance sheets, with due regard for the applicable legislation, as well as on the creation of reserves, including a reserve for the redemption of the preferred shares issued by the Company.

CHAPTER VII

THE LIQUIDATION OF THE COMPANY

Article 28. The Company shall enter liquidation in the cases set out by law, and it shall be incumbent upon the Shareholders’ Meeting to elect the liquidator, as well as the members of the audit committee that shall operate during the liquidation, subject to the applicable legal formalities.

CHAPTER VIII

SHAREHOLDERS’ AGREEMENTS

Article 29. The Company shall faithfully observe the provisions of shareholders’ agreement filed at its headquarters, it being null and ineffective in relation to the Company any resolutions of the shareholders’ meeting or of the administration of the Company which contravene the provisions of the shareholders’ agreement filed at its headquarters.

Paragraph 1. The president of the shareholders’ meeting and the president of the meeting of the Board of Directors shall not compute any vote casted in breach of the shareholders’ agreement filed at the Company’s headquarters.

Paragraph 2. The Company shall not register in the corporate books, it being null and ineffective in relation to the Company, the shareholders and third parties, the transfer or encumbrance of any shares in violation of shareholders’ agreement filed at the Company’s headquarters.

CAPÍTULO IX

DISPOSIÇÕES GERAIS

Artigo 30. Quaisquer casos não previstos neste estatuto social serão resolvidos pela Assembleia Geral e regulados de acordo com as disposições da Lei das S.A.

CHAPTER IX

FINAL PROVISIONS

Article 30. Any cases not overseen in these By-laws shall be resolved by the Shareholders’ Meeting and regulated in accordance with the provisions of the Corporations Law.